EZET

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# Franklin Ethereum ETF

Prospectus

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Overview | Performance | Pricing | Documents

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See the risks and other important information.

## Overview

Fund Description | About Ethereum

EZET seeks to reflect generally the performance of the price of ether before payment of the fund's expenses.

- **SIMPLIFIED ACCESS:** Convenient and cost-effective, lowering the barrier of entry into the crypto market.
- **CREDIBLE OVERSIGHT:** Offered by Franklin Templeton, a trusted partner to clients for 75 years, custodied by Coinbase, and registered under the Securities Act of 1933.
- **EXPOSURE TO AN ECOSYSTEM:** Ethereum is a novel, growing business model with a large addressable market and strong network effects.

**Before you invest, for more complete information about the Fund and this offering, you should carefully read the Fund's prospectus. The Fund is not an investment company registered under the Investment Company Act of 1940 (1940 Act), and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the 1940 Act. The Fund is not a commodity pool for purposes of the Commodity Exchange Act (CEA) and accordingly is not subject to the regulatory protections afforded by the CEA.**

### Fund Information

| | | | |
|---|---|---|---|
| Fund Inception Date | 07/23/2024 | Listing Exchange | Cboe |
| Asset Class | Alternatives | Total Net Assets | N/A |
| Ether in Fund<br>As of 07/22/2024 (Updated Daily) | 760.00 | Benchmark | CME CF Ether-Dollar Reference Rate - New York Variant |
| Ether per Basket<br>As of 07/22/2024 (Updated Daily) | 380.00 | Fiscal Year End | March 31 |
| Ether Custodian | Coinbase Custody Trust Company, LLC | Marketing Agent | Franklin Distributors, LLC |

### Sales Charges, Expenses & Fees

| | |
|---|---|
| Gross Sponsor Fee [1] | 0.19% |
| Net Sponsor Fee [1,2] | 0.00% |

### Identifiers

| | |
|---|---|
| Ticker | EZET |
| IOPV / IIV Ticker [3] | EZET.IV |
| CUSIP Code | 35351J109 |
| ISIN Code | US35351J1097 |
| Bloomberg Code | EZET US |

### Trading Characteristics

| | |
|---|---|
| Shares Outstanding | N/A |
| Daily Volume | N/A |
| 20-Day Average Volume | N/A |

## Performance

Average Annual Total Returns | Calendar Year Returns | Cumulative Total Returns | Risk Measures

Data is currently not available for this fund

## Pricing

Pricing data is currently not available for this fund.

Pricing data is currently not available for this fund.

## Documents

### Fund Literature

| Name | | |
|---|---|---|
| Flyer - Franklin Digital Assets | Download | Add To Cart<br>Mailed hardcopies unavailable. |
| Franklin-Ethereum-ETF-Overview-EZET-FL | Download | Add To Cart |

### Regulatory Documents

| Name | | |
|---|---|---|
| Prospectus - Franklin Ethereum ETF | Download | Add To Cart<br>Mailed hardcopies unavailable. |

## Risks

### What Are the Risks?

**All investments involve risks, including possible loss of principal.** Before you invest, for more complete information about the Fund and this offering, you should carefully read the Fund's prospectus.

**The Fund is not an investment company registered under the Investment Company Act of 1940 (1940 Act), and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the 1940 Act.** The Fund is not a commodity pool for purposes of the Commodity Exchange Act (CEA) and accordingly is not subject to the regulatory protections afforded by the CEA.

This **is not a direct investment in ether,** but rather, an exchange-traded product that invests in ether.
**The Fund holds only ether and cash and is not suitable for all investors. The Fund is not a diversified investment and, therefore, is expected to be more volatile than other investments, such as an investment in a more broadly diversified portfolio. An investment in the Fund is not intended as a complete investment plan.**

An investment in the Fund is subject to market risk with respect to the digital asset markets. The trading price of the ether held by the Fund may go up and down, sometimes rapidly or unpredictably. The value of the Fund's Shares relates directly to the value of ether, which has been in the past, and may continue to be, highly volatile and subject to fluctuations due to a number of factors. Extreme volatility in the future, including substantial, sustained or rapid declines in the trading prices of ether, could have a material adverse effect on the value of the Shares and the Shares could lose all or substantially all of their value.

**Competitive pressures** may negatively affect the ability of the Fund to garner substantial assets and achieve commercial success.

**Digital assets represent a new and rapidly evolving industry,** and the value of the Fund's Shares depends on the acceptance of ether. Due to the relative unregulated nature and lack of transparency surrounding the operations of digital asset exchanges, which may experience fraud, manipulation, security failures or operational problems, as well as the wider ether market, the value of ether and, consequently, the value of the Shares may be adversely affected, causing losses to Shareholders.

**Digital asset markets in the U.S. exist in a state of regulatory uncertainty,** and adverse legislative or regulatory developments could significantly harm the value of ether or the Shares, such as by banning, restricting or imposing onerous conditions or prohibitions on the use of ether, validation activity, digital wallets, the provision of services related to trading and custodying ether, the operation of the Ethereum network, or the digital asset markets generally.

**The Index price used to calculate the value of the Fund's ether has a limited performance history and may be volatile,** adversely affecting the value of the Shares. Moreover, the Index Administrator could experience system failures or errors. Errors in the Index data, computations and/or construction may occur from time to time and may not be identified and/or corrected for a period of time or at all, which may have an adverse impact on the Fund and the Shareholders. A temporary or permanent "fork" in the Ethereum blockchain could adversely affect the value of the Shares. The Fund does not have the ability or intention to hold any asset (including any crypto asset) other than ether and cash. Shareholders may not receive the benefits of any forks or "airdrops." Forks or airdrops may result in extraordinary expenses borne by the Fund.

**The Fund is a passive investment vehicle and is not actively managed,** meaning it does not manage its portfolio to sell ether at times when its price is high, or acquire ether at low prices in the expectation of future price increases. Also, the Fund does not use any hedging techniques to attempt to reduce the risks of losses resulting from ether price decreases. The Fund is not a leveraged product and does not utilize leverage, derivatives or similar instruments or transactions. The Fund's Shares are not interests or obligations of the Fund's Sponsor or its affiliates, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

**The amount of ether represented by each Share will decrease over the life of the Fund** due to the sales of ether necessary to pay the Sponsor's Fee and other Fund expenses. Without increases in the price of ether sufficient to compensate for that decrease, the price of the Shares will also decline and you will lose money on your investment in Shares.

**Security threats** to the Fund's account at the Ether Custodian or Prime Broker could result in the halting of Fund operations and a loss of Fund assets or damage to the reputation of the Fund, each of which could result in a reduction in the value of the Shares. The Fund will not stake the ether it holds, so **an investment in the Fund's shares will not realize the economic benefits of staking.**

If the process of creation and redemption of Creation Units encounters any unanticipated difficulties, the possibility for arbitrage transactions by Authorized Participants intended to keep the price of the Shares closely linked to the price of ether may not exist and, as a result, the price of the Shares may fall or otherwise diverge from NAV.

### Important Information

**Performance data quoted represents past performance, which does not guarantee future results.**

**All investments involve risk, including possible loss of principal.** Please see each product's web page for specific details regarding investment objective, risks, performance, and other important information. Review this information carefully before you make any investment decision. **Investors cannot invest directly in an index, and unmanaged index returns do not reflect any fees, expenses or sales charges.**

**Carefully consider a fund's investment objectives, risks, charges and expenses before investing. Please view the prospectus or summary prospectus for this and other information. Read it carefully.**

Franklin Holdings, LLC is the Fund's Sponsor (the "Sponsor"). The Fund is a series of Franklin Ethereum Trust (the "Trust"). The Trust is a Delaware statutory trust that was formed on February 8th, 2024. Shares of the Fund are not obligations of, and are not guaranteed by, the Sponsor or any of its subsidiaries or affiliates. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, or "BNYM," is the Administrator (the "Administrator") and Transfer Agent (the "Transfer Agent") of the Fund. BNYM also serves as the custodian of the Fund's cash, if any. Coinbase serves as the Custodian (the "Custodian") of the Fund's ether. CSC Delaware Trust Company is the sole trustee of the Trust (the "Trustee"). Franklin Distributors, LLC, an affiliate of the Sponsor, is the Fund's marketing agent (the "Marketing Agent").

The Trust is an "emerging growth company" as defined under the federal securities laws and, as such, has elected to comply with certain reduced public company reporting requirements. See the Fund's Prospectus for additional information.

The Fund has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC, when available, for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.

**ETFs trade like stocks, fluctuate in market value and may trade at prices above or below the ETF's net asset value.** Brokerage commissions and ETF expenses will reduce returns. ETF shares may be bought or sold throughout the day at their market price, not their Net Asset Value (NAV), on the exchange on which they are listed. Shares of ETFs are tradable on secondary markets and may trade either at a premium or a discount to their NAV on the secondary market. The Fund has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC, when available, for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com. The Fund issues and redeems Creation Units on a continuous basis. Creation Units are only issued or redeemed in exchange for an amount of cash determined based on the price of buying/selling the number of ether published in the daily basket. No Shares are issued unless the Fund's prime broker has allocated to the Fund's account the corresponding amount of ether. Creation Units may be created or redeemed only by Authorized Participants, who pay a transaction fee for each order to create or redeem Creation Units. The Shares will be sold to the public at prices that will reflect the price of ether and the trading price of the Shares on the Cboe BZX Exchange at the time of the offer.

The Shares are neither interests in nor obligations of the Sponsor, the Transfer Agent, the Custodians, the Marketing Agent or their respective affiliates.

CFA® and Chartered Financial Analyst® are trademarks owned by CFA Institute.

Indexes are unmanaged and one cannot invest directly in an index. They do not reflect any fees, expenses or sales charges.

**Franklin Templeton, its affiliated companies, and its employees are not in the business of providing tax or legal advice to taxpayers. These materials and any tax-related statements are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer for the purpose of avoiding tax penalties or complying with any applicable tax laws or regulations. Tax-related statements, if any, may have been written in connection with the "promotion or marketing" of the transaction(s) or matter(s) addressed by these materials, to the extent allowed by applicable law. Any such taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.**

Important data provider notices and terms available at www.franklintempletondatasources.com.

You need Adobe Acrobat Reader to view and print PDF documents. Download a free version from Adobe's website.

**Franklin Distributors, LLC** and Putnam Retail Management, LP. Members FINRA, SIPC. All entities mentioned are Franklin Templeton affiliated companies. Investment Products: **NOT FDIC INSURED | NO BANK GUARANTEE | MAY LOSE VALUE.**
Reports and other information about the funds are available on the EDGAR Database on the SEC's internet site at www.sec.gov.

### Footnotes

1. The Fund's only ordinary recurring expense is the Sponsor's annual fee applied to the NAV of the Fund. The Sponsor's annual fee accrues daily and is payable by the Fund monthly in arrears. The Fund's expenses will reduce the NAV of the Fund.
2. The Sponsor may, at its sole discretion and from time to time, waive all or a portion of the Sponsor's Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. **Net Sponsor Fee:** For a period commencing on the day the Shares are initially listed on the Exchange to January 31, 2025, the Sponsor will waive the entire Sponsor's Fee on the first $10.0 billion of the Fund's assets.
3. Trading prices of a fund's shares in the secondary market generally differ from a fund's daily NAV and are affected by market forces such as supply and demand, economic conditions and other factors. Information regarding the intraday value of a fund's shares, also known as the "indicative optimized portfolio value" ("IOPV"), are disseminated every 15 seconds throughout the trading day by the national securities exchange on which the fund's shares are listed or by market data vendors or other information providers. Therefore, the IOPV should not be viewed as a "real-time" update of the fund's NAV, which is computed only once a day.

EZET

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# Franklin Ethereum ETF

Prospectus

View All

See the risks and other important information.

## Overview

Fund Description | About Ethereum

**What is Ethereum?**

- Ethereum is a decentralized global software platform powered by blockchain technology.
- Ethereum was invested in 2015 and is most commonly known by investors for its native cryptocurrency, ether ($ETH).
- Anyone can use Ethereum - it's designed to serve as scalable and secure 'programmable money'. Its token is designed to pay for work done supporting the blockchain, but participants can also use it to pay for tangible goods and services if accepted.

### Fund Information

| | | | |
|---|---|---|---|
| Fund Inception Date | 07/23/2024 | Listing Exchange | Cboe |
| Asset Class | Alternatives | Total Net Assets | N/A |
| Ether in Fund<br>As of 07/22/2024 (Updated Daily) | 760.00 | Benchmark | CME CF Ether-Dollar Reference Rate - New York Variant |
| Ether per Basket<br>As of 07/22/2024 (Updated Daily) | 380.00 | Fiscal Year End | March 31 |
| Ether Custodian | Coinbase Custody Trust Company, LLC | Marketing Agent | Franklin Distributors, LLC |

### Sales Charges, Expenses & Fees

| | |
|---|---|
| Gross Sponsor Fee [1] | 0.19% |
| Net Sponsor Fee [1,2] | 0.00% |

### Identifiers

| | |
|---|---|
| Ticker | EZET |
| IOPV / IIV Ticker [3] | EZET.IV |
| CUSIP Code | 35351J109 |
| ISIN Code | US35351J1097 |
| Bloomberg Code | EZET US |

### Trading Characteristics

| | |
|---|---|
| Shares Outstanding | N/A |
| Daily Volume | N/A |
| 20-Day Average Volume | N/A |

## Performance

Average Annual Total Returns | Calendar Year Returns | Cumulative Total Returns | Risk Measures

Data is currently not available for this fund

## Pricing

Pricing data is currently not available for this fund.
Pricing data is currently not available for this fund.

## Documents

## Performance

| Average Annual Total Returns | Calendar Year Returns | Cumulative Total Returns | Risk Measures |
|---|---|---|---|

Data is currently not available for this fund

# Performance

| Average Annual Total Returns | Calendar Year Returns | Cumulative Total Returns | Risk Measures |
|---|---|---|---|

## Risk Measures

Risk Measures data is currently not available.